Exhibit 99.1

China Education Alliance

Announces Results of Annual Meeting of Stockholders

HARBIN, China, September 20, 2011/PR NEWSWIRE-Asia/China Education Alliance, Inc. ("China Education Alliance" or the "Company") (NYSE: CEU), a China-based education resource and services company, today announced the results of the Company's Annual Meeting of Shareholders (the "Annual Meeting"), which was held on September 18, 2011, in Beijing.

At the Annual Meeting, the following proposals were approved:

1. Election of three directors in Class I, Xiaohua Gu, Liansheng Zhang, and Yizhao Zhang, to serve until the 2013 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death;

2. Ratification of the unanimous resolution of the Board of Directors on July 29, 2011 to effect a three-to-one reverse stock split of the Company’s issued and outstanding shares and its attendant Articles of Amendment;

3. Ratification of the 2011 Incentive Stock Plan which has been approved by the Board of Directors;

4. Ratification of the appointment of Sherb & Co., LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

5. Approval of the executive compensation disclosed in the Proxy Statement of the Company’s executive officers; and

6. Approval of the frequency of future executive compensation votes shall be every three years.

About China Education Alliance

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

For more information, please contact:

China Education Alliance, Inc.
Alice Lee Rogers, CFO
Tel: +1-626-379-5956
Email: alice@edu-chn.com

Christensen
Jenny Wu
Tel: +852 2232 3907
Email: jwu@christensenIR.com